Exhibit 10b

DESCRIPTION OF ANNUAL INCENTIVE GOALS ESTABLISHED FOR FISCAL YEAR 2008 UNDER THE INCENTIVE COMPENSATION PLAN

The Compensation and Management Development Committee of the Board of Directors of ArvinMeritor, Inc., established annual incentive goals for fiscal year 2008 under the Incentive Compensation Plan, as amended. These annual incentive goals are based on the levels of EBITDA and free cash flow from continuing operations that are achieved for the year, measured against target levels specified in the Company’s annual operating plan (“AOP”). EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and free cash flow is defined as net cash provided by operating activities minus capital expenditures. The Compensation Committee also established target awards, stated as a percentage of base salary, for participants.

For participants employed by a business segment, potential annual incentive bonuses are comprised of four components: one-fourth of potential payments is dependent on each of (a) the level of company-wide achievement of the EBITDA targets in the AOP, (b) the level of company-wide achievement of free cash flow targets in the AOP; (c) the level of business segment achievement of EBITDA targets in the AOP; and (d) the level of business segment achievement of free cash flow targets in the AOP. For participants with corporate-wide responsibilities, awards are based on only the first two components, (a) and (b).

To determine the amounts that are paid as bonuses, performance is measured against AOP goals for each of the applicable components of the award calculation. No payouts are made with respect to any part of the calculation in which performance is less than 70% of AOP goals. For each part of the calculation for which performance exceeds that threshold, the portion of an individual’s target award that is paid out is dependent on, and increases with, the percentage of the AOP goal that is achieved. Total payout for an individual cannot exceed 200% of his target award. The following chart summarizes payout calculations for each portion of the incentive payment:

	Performance as a Percentage of Annual Operating Plan	Payout as a Percentage of Target
Threshold for Payment	70%	25%
	80	50
	90	75
Target Payment	100	100
	110	150
Maximum Payment	120 or higher	200